Exhibit 99

STEN Corporation Sells LifeSafe Services

MINNEAPOLIS, JULY 1 /PRNewswire-FirstCall/ -- STEN Corporation (Nasdaq: STEN), a Minneapolis-based diversified business, formerly known as Sterion Incorporated, today reported that it has sold its LifeSafe Services business assets to private investors for approximately, $3.1 million, including $2.45 million in cash paid at closing, the sale amount is subject to adjustment based upon a final working capital determination. Following the sale, STEN Corporation has cash of over $4 million, or $2.35 per common share outstanding. STEN Chairman and CEO, Kenneth Brimmer, commented, "STEN is well-positioned to pursue opportunities directed toward significantly enhancing our shareholder value." LifeSafe Services, acquired by STEN Corporation in November, 2004, is based in Jacksonville, Florida. LifeSafe Services (http://www.lifesafeservices.com) is a licensee of the Oxygen Therapy Institute and has a 40-year history of providing emergency oxygen and related training and services to a variety of customers throughout the United States.

STEN Corporation, headquartered in Minnesota, operates a chain of fast-food, drive-through restaurants under the Burger Time name. In addition, the Company provides contract manufacturing services.

STEN Corporation common stock is traded on the Nasdaq SmallCap Market under the symbol STEN. More information about STEN Corporation is available at the Company's website: http://www.stencorporation.com. Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

SOURCE: STEN Corporation

CONTACT: Kenneth Brimmer of STEN Corporation, +1-612-229-8811, kbrimmer@stencorporation.com